     As filed with the Securities and Exchange Commission on March 5, 2001
                                                       REGISTRATION NO. 333-____

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                           INTERLEUKIN GENETICS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                               94-3123681
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                          135 BEAVER STREET, 2ND FLOOR
                          WALTHAM, MASSACHUSETTS 02452
                                 (781) 398-0700
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------
                                  FENEL M. ELOI
                CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER
                           INTERLEUKIN GENETICS, INC.
                          135 BEAVER STREET, 2ND FLOOR
                          WALTHAM, MASSACHUSETTS 02452
                                 (781) 398-0700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------
  Copies of all communications, including all communications sent to the agent for service, should be sent to:

                          DARYL L. LANSDALE, JR., ESQ.
                           FULBRIGHT & JAWORSKI L.L.P.
                         300 CONVENT STREET, SUITE 2200
                            SAN ANTONIO, TEXAS 78205
                                 (210) 270-9367

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                              --------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

====================================================================================================================================
                                                  CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS OF          AMOUNT OF SHARES    PROPOSED MAXIMUM OFFERING         PROPOSED MAXIMUM          AMOUNT OF
    SECURITIES TO BE REGISTERED        TO BE REGISTERED       PRICE PER SHARE(1)       AGGREGATE OFFERING PRICE(1)  REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $0.001 VALUE PER
SHARE...............................    2,186,441(2)(3)              $2.34                      $5,116,272             $1,279.07
------------------------------------------------------------------------------------------------------------------------------------
TOTAL...............................    2,186,441(2)(3)                 --                      $5,116,272             $1,279.07
====================================================================================================================================

(1) Pursuant to Rule 457(c), the proposed maximum offering price per share and proposed maximum aggregate offering price have been calculated on the basis of the average of the bid and ask prices of the common stock as reported on the Nasdaq SmallCap Market on February 28, 2001.
(2) Includes 728,814 shares of common stock issuable upon the exercise of warrants.
(3) Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

PROSPECTUS


                                2,186,441 SHARES

                           INTERLEUKIN GENETICS, INC.

                                  COMMON STOCK

                                 ---------------

     This prospectus relates to the public offering, which is not being underwritten, of up to 2,186,441 shares of our common stock, $0.001 par value per share, by selling shareholders. These shares include 728,814 shares issuable upon the exercise of warrants to purchase common stock.

     The prices at which our shareholders may sell these shares will be determined by the prevailing market price for the shares or in negotiated transactions. While we will not receive any of the proceeds from the sale of these shares, we may receive up to $2,202,544 upon exercise of the warrants.

     Our common stock is traded on The NASDAQ SmallCap Market and The Boston Stock Exchange under the symbol "ILGN." On February 28, 2001, the last reported sale price for our common stock on the Nasdaq SmallCap Market was $2.3125 per share.

     We completed a private placement in January 2001 pursuant to which three of the selling shareholders acquired 1,200,000 shares of our common stock and warrants to purchase 600,000 shares of our common stock. Pursuant to the terms of a private placement we completed in December 2000, following the January 2001 private placement, we also issued 257,627 shares of our common stock and a warrant to purchase 128,814 shares of our common stock to one of the selling shareholders.

     This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 ---------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD READ THE "RISK FACTORS" BEGINNING ON PAGE 4.

                                 ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is March 5, 2001.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), related to the Shares. This Prospectus is part of that Registration Statement and does not contain all of the information set forth in the Registration Statement and its exhibits. You may obtain further information with respect to the Company and the Shares by reviewing the Registration Statement and the attached exhibits, which you may read and copy at the following locations of the Commission:

     Public Reference Room              New York Regional Office    Chicago Regional Office
     Judiciary Plaza                    Seven World Trade Center    Citicorp Center
     450 Fifth Street, N.W., Rm. 1024   13th Floor                  500 West Madison Street, Suite 1400
     Washington, D.C.  20549            New York, New York 10048    Chicago, Illinois  60661-2511

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the Public Reference Room of the Commission by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains the Registration Statement, reports, proxy statements and other information regarding the Company at http://www.sec.gov.

     We furnish our shareholders with annual reports containing audited financial statements with a report thereon by our independent public accountants.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" certain information into this Prospectus. This means that we can disclose important information to you by referring you to another document we have filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by other information that is set forth directly in this document.

     The following documents that we have previously filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference into the
Prospectus:

     (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     (2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2000; and

     (3) The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A dated December 15, 1997.

     We also incorporate by reference additional documents that may be filed with the Commission between the date of this Prospectus and the date of completion of the offering of the shares of common stock by the selling shareholder. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Documents incorporated by reference are available from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this Prospectus, the exhibit also will be available without charge. Shareholders may obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from Interleukin Genetics at the following address:

                    Interleukin Genetics, Inc.
                    135 Beaver Street, 2nd Floor
                    Waltham, Massachusetts 02452
                    Attention: Investor Relations
                    Telephone: 781/398-0700

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. This Prospectus is dated March 5, 2001. You should not assume that the information contained in this Prospectus is accurate as of any date other than that date. In this Prospectus, the "Company," "Interleukin Genetics," "ILGN," "we" and "our" refer to Interleukin Genetics, Inc.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated by reference contain certain forward-looking statements including, without limitation, statements concerning our expectations of future sales, gross profits, research and development expenses, selling, general and administrative expenses, product introductions and cash requirements. Forward-looking statements often, although not always, include words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "project," "outlook" or similar expressions. Actual results may vary materially from those expressed in such forward-looking statements. Factors that could cause actual results to differ from expectations include those set forth under "Risk Factors." We cannot be certain that our results of operations will not be adversely affected by one or more of these factors.

                                  RISK FACTORS

     You should carefully examine this entire Prospectus and should give particular attention to the risk factors set forth below in conjunction with the other information contained or incorporated by reference in this Prospectus in evaluating an investment in our common stock.

WE HAVE NO ASSURANCE WE CAN RAISE ADDITIONAL NECESSARY CAPITAL

     The Company anticipates that its current financial resources will be adequate to maintain its current and planned operations through July 2002. There can be no assurances that the Company will be able to raise any additional capital. If additional amounts cannot be raised prior to July 2002, the Company would suffer material adverse consequences to its business, financial condition and results of operations and would likely be required to seek protection under the United States Bankruptcy laws.

     The Company's future capital requirements will depend on many factors. Additional capital may be needed for the commercial launch of additional genetic tests, continued marketing and sales efforts, continued research and development efforts, the protection of the our intellectual property rights (including preparing and filing of patent applications), as well as operational, administrative, legal and accounting expenses. The Company's research and development activities will require substantial additional capital from private or public sources. There is no assurance that such capital will be available to the Company on acceptable terms, if at all. The competition for equity capital from public and private sources has intensified among the over 1,000 biotechnology companies in the United States that are dependent on infusions of capital to fund their operations. The Company is also engaged from time to time in discussions with several companies concerning the licensing of certain of the Company's proprietary technologies or forming strategic alliances, which could provide additional sources of funding to the Company as well as a possible source of equity capital. The Company is unable to predict the likelihood of completing any such arrangements. There can be no assurance that the Company will be successful in obtaining additional capital in amounts sufficient to continue to fund its operations and product development.

WE HAVE A HISTORY OF OPERATING LOSSES, ACCUMULATED DEFICIT AND WE ARE UNCERTAIN OF FUTURE PROFITABILITY

     We incurred net operating losses of $0.8 million in fiscal year 1996, $4.5 million in 1997, $9.5 million in 1998, $6.1 million in 1999 and $3.7 million in the nine months ended September 30, 2000. As of September 30, 2000, our accumulated deficit was $24.7 million. Our losses have resulted principally from expenses incurred for research and development and selling, general and administrative activities. These expenses have exceeded our revenues. We have yet to generate any significant revenues from the sale of our genetic susceptibility testing services and there can be no assurance that we will be able to generate significant revenues in the future. We expect our operating losses to continue for the near future as our research and development, sales and marketing activities and operations continue. Our ability to achieve profitability depends on our ability to develop new products and our ability to successfully market and sell our products and services. It is uncertain when, or if, we will become profitable.

WE MAY BE CONSIDERED A NEW BUSINESS VENTURE

     The securities being offered hereby are subject to the risks inherent in any new business venture. Although we have operated as a contract research firm since 1986, we have limited experience and a short history of operations with respect to marketing and selling susceptibility tests or therapeutics. We have had only minimal revenues related to the sale of our genetic susceptibility testing services. With the exception of our periodontal susceptibility test, the genetic susceptibility tests anticipated to be sold by us have not yet been finally designed, developed, tested or marketed. Therefore, there can be no assurance that we will be able to complete development of these genetic susceptibility tests, that those tests will be accepted in the marketplace, or that the tests can be sold at a profit. Our business may also be affected significantly by economic and market conditions over which we have no control. Consequently, an investment in our common stock is highly speculative. We do not guarantee any return on an investment in our common stock.

WE RELY ON COLLABORATIVE PARTNERS TO ACHIEVE OUR STRATEGIC BUSINESS OBJECTIVES

     In July 1999, we entered into a new contractual arrangement with the University of Sheffield replacing the research and development agreement that had been in place since 1996. Under this new arrangement, we will undertake the development and commercialization of certain discoveries resulting from Sheffield's research. The agreement is non-cancellable for discoveries on which the parties have reached a specific agreement, but may be terminated with or without cause by either party upon six-months notice with respect to new discoveries on which the parties have not yet reached agreement. If Sheffield University terminated the agreement, such termination could make the discovery and commercial introduction of new products more difficult or unlikely. This agreement with Sheffield has a five-year term with an automatic yearly renewal. Pursuant to this new arrangement, we issued an aggregate of 475,000 shares of our common stock to Sheffield and its investigators in exchange for the transfer of certain patent rights and the relinquishment of proceeds interests held by Sheffield and its investigators under all project agreements. We also entered into a research and development services agreement with Sheffield which automatically renews in one-year increments. In connection with this new arrangement, we entered into a five-year consulting agreement with Sheffield's key collaborator. We anticipate entering into additional collaborative arrangements with Sheffield and other parties in the future.

     In the future we may, in order to facilitate the sale of testing services and/or products, enter into collaborative selling arrangements with one or more other persons. It is uncertain whether we will be able to negotiate acceptable collaborative arrangements in the future or that such collaborative arrangements will be successful. If we are unable to identify collaborative partners to sell certain of our services and/or products, we may be forced to develop an internal sales force to market and sell our services and/or products in markets where we are not intending on developing a direct selling presence. Such a process would take more time and potentially cost more. As a result, revenues and earnings would be reduced. If we enter into collaborative selling arrangements, our success will depend upon the efforts of others and may be beyond our control. Failure of any collaborative selling arrangement could result in limited or delayed revenues and possible losses.

WE MAY NOT BE ABLE TO DEVELOP COMMERCIALLY ACCEPTABLE GENETIC SUSCEPTIBILITY
TESTS

     It is uncertain whether we will be successful in developing and bringing to market our current portfolio or future tests based on the genetic discoveries made by us and our collaborators. Even when we discover a genetic marker (i.e., a genetic variation or polymorphism associated with increased disease incidence or severity), additional clinical trials need to be conducted to confirm the initial scientific discovery and to support the scientific discovery's clinical utility in the marketplace. The results of a clinical trial could delay, reduce the test's acceptance or cause our company to cancel a program. Such delays, reduced acceptance or cancellations would limit or delay revenues and may result in losses.

WE HAVE NO ASSURANCE OF INSURANCE REIMBURSEMENT

     Our ability to successfully commercialize existing genetic susceptibility tests and others that we may develop depends in part on obtaining adequate reimbursement for such testing services and related treatments from government and private health care insurers (including health maintenance organizations) and other third-party payors. Physicians' and dentists' decisions to recommend genetic susceptibility tests, as well as patients' elections to pursue testing, are likely to be heavily influenced by the scope and extent of reimbursement for such tests by third-party payors. Government and private third-party payors are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new testing and treatment products and services. In particular, services which are determined to be investigational in nature or which are not considered "reasonable and necessary" for diagnosis or treatment may be denied reimbursement coverage. To date, few insurers or third-party payors have agreed to reimburse patients for genetic susceptibility tests.

     It remains uncertain whether insurers or third-party payors will elect to provide full reimbursement coverage for the genetic susceptibility tests in the near future. If adequate reimbursement coverage is not available from insurers or third-party payors, it is uncertain whether individuals will elect to directly pay for the test. If both insurers or third-party payors and individuals are unwilling to pay for the test, then the number of tests performed will be significantly decreased. Such a scenario would result in reduced revenues and possible losses.


WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY

     Our success will partly depend on our ability to obtain patent protection, both in the United States and in other countries, for our products and services. In addition, our success will also depend upon our ability to preserve our trade secrets and to operate without infringing the proprietary rights of third parties.

     We have sixteen (16) U.S. and/or foreign patent applications pending, including applications covering certain of our anticipated genetic susceptibility tests. There can be no assurance that our patent applications will ever be issued as patents or that the claims of any issued patents will afford meaningful protection for our technology or products. Further, others may develop similar products which test for susceptibility related to some diseases yet avoid infringing upon, or conflicting with, our anticipated patents. In addition, there can be no assurance that any patents issued to us will not be challenged, and subsequently narrowed, invalidated or circumvented.

     Our testing services and/or products may also conflict with patents which have been or may be granted to others. As the biotechnology industry expands and more patents are filed and issued, the risk increases that our products may give rise to a declaration of interference by the Patent and Trademark Office, or to claims of patent infringement by other companies, institutions or individuals. Such entities or persons could bring legal proceedings against us seeking damages or seeking to enjoin us from testing, manufacturing or marketing our products. Patent litigation is costly, and even if we prevail, the cost of such litigation could have an adverse effect on us. If the other parties in any such actions are successful, in addition to any liability for damages, we could be required to cease the infringing activity or obtain a license. It is uncertain whether any license required would be available to us on acceptable terms, if at all. Failure by us to obtain a license to any technology that we may require to commercialize our products could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, there is considerable pressure on academic institutions and other entities to publish discoveries in the genetic field. Such a publication by an academic institution or other entity, prior to our filing of a patent application on such discovery, may compromise our ability to obtain U.S. and foreign patent protection for the discovery.

     We also rely upon unpatented proprietary technologies. We rely on confidentiality agreements with our employees, consultants and collaborative partners to protect such proprietary technology. There can be no assurance that we can adequately protect our rights in such unpatented proprietary technologies, that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to our proprietary technologies or disclose such technologies.

     The United States Patent and Trademark Office issued new Utility Guidelines in July 1995 that address the requirements for demonstrating utility, particularly in inventions relating to human therapeutics. While the guidelines do not require clinical efficacy data for issuance of patents for human therapeutics, there can be no assurance that the Patent and Trademark Office's interpretations of such guidelines, and any changes to such interpretations will not delay or adversely affect our or our collaborators' ability to obtain patent protection. The biotechnology patent situation outside the United States is even more uncertain and is currently undergoing review and revision in many countries.

TECHNOLOGICAL CHANGES MAY CAUSE OUR PRODUCTS TO BE OBSOLETE

     Market acceptance and sales of our testing services could also be adversely affected by technological change. It is uncertain whether our competitors will succeed in developing genetic susceptibility tests that circumvent or are more effective than our technologies or services. Further, it is uncertain whether such developments would render our or our collaborators' technology or services less competitive or obsolete. Further, our testing services could be rendered obsolete as a result of future innovations in the treatment of gum disease, osteoporosis, coronary artery disease, pulmonary fibrosis, asthma, diabetic retinopathy or other disease areas in which we have developments. Such innovations could have a significant negative impact on our company's ability to market our services effectively.

WE HAVE LIMITED MARKETING OR SALES EXPERIENCE

     Our business strategy is to provide genetic susceptibility testing services aimed at common diseases that are treatable and preventable. The commercial introduction of the periodontal susceptibility test at the beginning of October 1997 represented our first such effort. From its commercial inception through 1999, our periodontal susceptibility test has generated revenues of $866,726. With respect to the periodontal susceptibility test, we have devoted substantial human and financial resources to the establishment and staffing of a customer service support facility and the building of a sales and marketing infrastructure. However, we have limited experience in developing and commercially marketing susceptibility testing services. It is uncertain whether our customer service support facilities and sales and marketing program will achieve efficient, effective or successful operations. Failure to successfully market such tests could reduce our revenues and may result in losses.

WE MAY FACE POSSIBLE NASDAQ DELISTING RESULTING IN A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK AND POSSIBLE VOLATILITY OF SECURITIES PRICES

     Our common stock is currently listed on the NASDAQ SmallCap Market and the Boston Stock Exchange. If we fail to maintain the qualification for our common stock to trade on the NASDAQ SmallCap Market or the Boston Stock Exchange, our common stock could be subject to delisting. During 1999, we received several notices from The Nasdaq Stock Market, Inc. ("NASDAQ") stating that the Company was not in compliance with certain of the continued listing requirements of the NASDAQ SmallCap Market. We believe that we currently comply with the continued listing requirements of the NASDAQ SmallCap Market. However, there can be no assurance that we will maintain the qualifications for continued listing on the NASDAQ SmallCap Market.

     If our shares are not listed on the NASDAQ SmallCap Market as intended, trading, if any, would be conducted in the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board, which was established for securities that do not meet the NASDAQ SmallCap Market's listing requirements. Consequently, selling our common stock would be more difficult because smaller quantities of shares could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of the Company may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of common stock. Such NASDAQ delisting would also greatly impair our ability to raise additional necessary capital through equity or debt financing.

     If our common stock is not listed on the NASDAQ SmallCap Market and/or the Boston Stock Exchange, we may become subject to Rule 15g-9 under the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the common stock and affect the ability of holders to sell their shares of our common stock in the secondary market.

     The SEC's regulations define a "penny stock" to be any equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to our shares if they are listed on the NASDAQ SmallCap Market or the Boston Stock Exchange and we provide certain price and volume information on a current and continuing basis, or meet required minimum net tangible assets or average revenue criteria. There can be no assurance that the shares of common stock of the Company will qualify for exemption from these restrictions. If such shares were subject to the penny stock rules, the market liquidity for the shares could be adversely affected.

     Historically, our common stock has experienced low trading volumes. The market price of our common stock also has been highly volatile and it may continue to be highly volatile as has been the case with the securities of other public biotechnology companies. Factors such as announcements by us or by our competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may substantially affect the market price of our securities. Changes in the market price of our common stock may bear no relation to our actual operational or financial results.

WE MAY BE UNABLE TO FULLY USE NET OPERATING LOSS CARRYFORWARDS

     As a result of the losses incurred in 1997, 1998 and 1999, the Company has not recorded a Federal income tax provision for those years and has recorded a valuation allowance against all future tax benefits. As of December 31, 1999, the Company had net operating loss carryforwards of approximately $18,750,000 for Federal income tax purposes, expiring in varying amounts through the year 2019. The Company also had a research tax credit of approximately $187,000 at December 31, 1999, that expires in varying amounts through the year 2019. The Company's ability to use its NOL and credit carryforwards is subject to Section 382 of the Internal Revenue Code of 1986 (the "Code"). These restrictions provide for limitations on the Company's utilization of its NOL and credit carryforwards following a greater than 50% ownership change during the prescribed testing period. The Company experienced a change in ownership interest in June 1999. As a result, approximately $15,619,000 of the Company's NOL carryforwards are limited in utilization to approximately $825,000 annually. The annual limitation may result in the expiration of the carryforwards prior to utilization.

WE HAVE NO ASSURANCE OF MARKET ACCEPTANCE FOR GENETIC SUSCEPTIBILITY TESTS

     The commercial success of our genetic susceptibility tests and those that we may develop will depend upon their acceptance as medically useful and cost-effective by patients, physicians, dentists, other members of the medical and dental community and insurers. Broad market acceptance can be achieved only with substantial education about the benefits and limitations of such tests. It is uncertain whether current genetic susceptibility tests or others that we may develop will gain market acceptance on a timely basis. If patients, dentists and physicians do not accept our tests, or take a longer time to accept than we anticipate, then our revenues and profit margins may be reduced and may result in additional losses.

WE ARE SUBJECT TO COMPETITION FROM COMPANIES WITH GREATER RESOURCES THAN US

     Research in the field of disease predisposing genes and genetic markers is intense and highly competitive. Genetic research is characterized by rapid technological change. Our competitors in the United States and abroad are numerous and include, among others, major pharmaceutical and diagnostic companies, specialized biotechnology firms, universities and other research institutions (including those receiving funding from the Human Genome Project). Many of our potential competitors have considerably greater financial, technical, marketing and other resources than us. These greater resources may allow our competitors to discover important genes or genetic markers before us. If we, in conjunction with the Department of Molecular and Genetic Medicine at the University of Sheffield, U.K., do not discover disease predisposing genes or genetic markers associated with increased disease severity, characterize their function, develop susceptibility tests and related information services based on such discoveries, obtain regulatory and other approvals, if needed, and launch such services or products before competitors, then our revenues and earnings will be reduced or eliminated. In addition, any of the susceptibility tests that we may develop, including our periodontal susceptibility test, could be made obsolete by less expensive or more effective tests or methods which may be developed in the future. We expect competition to intensify in our industry as technical advances are made and become more widely known.

WE ARE SUBJECT TO GOVERNMENT REGULATION

     The sampling of blood, saliva or cheek scrapings from patients and subsequent analysis in a clinical laboratory does not, at the present time, require FDA or regulatory authority approval outside the U.S. for either the sampling procedure or the analysis itself. The samples are taken in the healthcare provider's office, using standard materials previously approved as medical devices, such as sterile lancets and swabs. The testing procedure itself is performed in one or more registered, certified clinical laboratories under the auspices of the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"), administered by the Health Care Financing Administration. In general, the federal regulations promulgated pursuant to CLIA governing the approval of laboratory facilities and applicable state and local regulations governing the operation of clinical laboratories apply to our subsidiary which operates a laboratory but not to Interleukin Genetics, Inc. Currently our subsidiary operates an approved CLIA laboratory. Additionally, changes in existing regulations could require advance regulatory approval of genetic susceptibility tests which may result in a substantial curtailment or even prohibition of our activities without regulatory approval. If our tests ever require regulatory approval, the costs of introduction will increase and marketing and sales may be significantly delayed.

     Although our primary business is to develop genetic susceptibility testing services, we may also develop or assist others to develop, drugs or other treatments for the diseases related to our tests. The FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the manufacturing and marketing of drug products such as those potentially to be developed by our company or any partner. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. The time required for FDA approvals is uncertain and typically takes a number of years, depending on the type, complexity and novelty of the product. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses. Because certain of the products likely to result from our research and development programs involve the application of new technologies and will be based on new approaches, such products may be subject to substantial additional review by various governmental regulatory authorities and as a result, regulatory approvals may be obtained more slowly than for products using more conventional technologies. There can be no assurance that FDA approvals will be obtained in a timely manner, if at all. Any delay in obtaining, or the failure to obtain, such approvals would adversely affect our ability to generate product or product sales. Even if FDA approvals are obtained, the marketing and manufacturing of drug products are subject to continuing FDA and other regulatory review, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. Additional governmental regulations may be promulgated which could delay regulatory approval of our potential products. We cannot predict the impact of adverse governmental regulation which might arise from future legislative or administrative action.

     We intend to generate product revenues from sales outside of the United States. Distribution of our testing services or products outside the United States may be subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary by country. It is uncertain whether we will obtain regulatory approvals in such countries or that we will be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Failure to obtain necessary regulatory approvals or any other failure to comply with regulatory requirements could result in reduced revenues and increased losses.

WE FACE PRODUCT LIABILITY EXPOSURE

     Our business exposes us to potential liability risks inherent in the testing and marketing of medical and dental related services or products. It is uncertain whether liability claims will be asserted against us. We have product and professional liability insurance which we believe provides coverage for the testing and commercial introduction of our genetic susceptibility tests. It is uncertain whether we will be able to maintain such insurance on acceptable terms. Any insurance obtained may not provide adequate coverage against potential liabilities. A liability claim, even one without merit, could result in significant legal defense costs thereby increasing our expenses, lowering our earnings and even resulting in losses.

OUR INDUSTRY HAS ETHICAL, LEGAL AND SOCIAL IMPLICATIONS, WHICH MAY NEGATIVELY IMPACT OUR BUSINESS

     The prospect of broadly available genetic testing has raised issues which are currently being widely discussed by the medical and scientific communities, as well as other interested groups and organizations, regarding the appropriate utilization and the confidentiality of information provided by such testing. The recent movement towards discovery and commercialization of susceptibility tests for assessing a person's likelihood of developing a chronic disease has also focused public and legislative attention on the need to protect the privacy of genetic assessment medical information. With the progression towards more comprehensive record keeping by health insurers and managed care firms, this need has led to a number of legal initiatives. The recently enacted federal health insurance reform law (Health Insurance Portability Act of 1996) recognizes the comparability of information obtained by genetic means to other types of personal medical information. The law prohibits insurance companies from refusing health insurance coverage to individuals on the basis of their medical history, including "genetic information." This legislation also prohibits employees from discrimination in hiring practices on the same basis. This legislation indicates a trend to protect the privacy of patients while allowing them to be screened for conditions which can be prevented, reduced in severity or cured. In the most extreme scenario, governmental authorities could, for social or other purposes, limit the use of genetic testing or prohibit testing for genetic susceptibility to certain conditions. For these reasons, we could experience a delay or reduction in test acceptance. Such a delay or reduction could reduce our revenues or result in losses.

     We are taking a proactive stance in the ethical arena. Dr. Philip Reilly, our Chief Executive Officer, is both an M.D. (certified specialist in clinical genetics) and an attorney. He will advise us in the area of genetic testing and its ethical, legal and clinical utility ramifications. Additionally, we are currently advising doctors who administer our genetic susceptibility tests to take special efforts to maintain the confidentiality of the test results. Our intent is to avoid information about test results being disclosed to insurers until issues regarding insurability have been fully analyzed and acted upon by the appropriate legislative bodies.

WE DEPEND ON KEY PERSONNEL AND CONSULTANTS

     Because of the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified management, scientific and technical personnel. Our company will also be dependent upon the ability to hire qualified marketing and sales personnel. Competition for scientific, marketing and sales personnel is intense. Loss of the services of Dr. Reilly or Dr. Kornman could adversely affect our research and development programs and susceptibility testing service business and could impede the achievement of our business objectives. We do not maintain key man life insurance on any of our personnel.

WE ARE SUBJECT TO INFLUENCE BY PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS

     As of February 1, 2001, our directors, executive officers and certain of their affiliates beneficially owned approximately 20% of our outstanding common stock. Accordingly, these shareholders, individually and as a group, may be able to influence the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our Certificate of Incorporation or By-Laws and the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of our assets. Such control by existing shareholders could have the effect of delaying, deferring or preventing a change in control.

WE HAVE NEVER PAID DIVIDENDS

     We have never paid dividends and do not intend to pay any dividends in the foreseeable future.

WE ARE SUBJECT TO VARIOUS PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE OF CONTROL OF THE COMPANY

     Our Board of Directors is authorized to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. While we have no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, such Preferred Stock may have other rights, including economic rights, senior to the common stock. As a result, the issuance of Preferred Stock could decrease the market value of the common stock.

     Our Articles of Incorporation provide that members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the shares of our outstanding capital stock entitled to vote. Certain other provisions of our Amended and Restated Articles of Incorporation could also have the effect of delaying or preventing changes of control or in management. Such a delay or preventive effect could adversely affect the price of our common stock.

                                   THE COMPANY

     We develop and commercialize genetic risk assessment tests and medical research tools. Our efforts are focused on genetic factors that regulate control points in the inflammatory process of various diseases. Our first genetic test, PST(R), a test predictive of risk for periodontal disease, is currently marketed in the United States, Europe and Israel. Products under development include tests predictive of risk for osteoporosis, coronary artery disease, diabetic retinopathy, asthma, pulmonary fibrosis, and meningitis/sepsis.

     We believe by combining genetic risk assessment with specific therapeutic strategies, improved clinical outcomes and more cost-effective management of these common diseases are achieved. We also develop and license our medical research tools, including BioFusion(R), to pharmaceutical and biotech companies. BioFusion, a proprietary enabling system for diagnostic and drug discovery and development, is a computer modeling system that integrates genetic and other sub-cellular behavior, system functions, and clinical symptoms to simulate complex diseases. This system allows useful information to be derived from rapidly increasing databases of gene expression being generated in companies and academic centers worldwide.

     We have followed a strategy of working with strategic partners at the fundamental discovery stage. This strategy has given us access to discoveries while reducing up-front research expenses. Since 1994, we have had a strategic alliance with the Department of Molecular and Genetic Medicine at Sheffield University in the United Kingdom. Under this alliance, Sheffield has provided us with the fundamental discovery and genetic analysis from Sheffield's research laboratories, and we have focused on product development, including clinical trials, and the commercialization of these discoveries.

     In August 2000, we entered into an agreement with Kenna Technologies, Inc. whereby we granted Kenna a perpetual, non-exclusive license to certain disease information system technology and to certain biological modeling technology. In consideration for these license rights, Kenna paid us a non-refundable initial licensing fee of $80,000 and has agreed to pay royalties ranging from 4% to 5% of net sales from certain of the licensed technology, as defined, for periods ranging from five to ten years. We are recognizing the initial licensing fee of $80,000 ratably over the term of the agreement.

     In June 2000, we terminated our arrangement with Dumex under which Dumex had agreed to market and sell PST in nine European countries. We are currently in discussions to enter into a similar marketing arrangement for PST with another European distributor of oral health care products. However, there can be no assurance that we will be able to reach a marketing arrangement for PST in Europe.

     In March 1999, we entered into an exclusive agreement with the Straumann Company, a leading supplier of dental implants, to market and sell PST in the United States and Puerto Rico. Straumann launched its PST promotional activities in April 1999. In September 2000, we amended the Straumann agreement to be non-exclusive and entered into an agreement with Kimball Genetics, Inc., who has expertise in the processing and analysis of genetic tests and their results. Under the terms of this agreement, Kimball has a co-marketing right with Straumann and will process and analyze all PST tests in the United States and Puerto Rico.

     In December 1998, we signed an agreement with Washington Dental Service, a member of the Delta Dental Plans Association, for the purchase of 1,200 PST tests. The tests will be used in a study, sponsored by Washington Dental Service, in collaboration with the University of Washington School of Dentistry and Interleukin Genetics. This study is expected to provide scientific and financial data regarding the use of PST as a treatment-planning tool to assess risk before actual damage occurs. The data from the study may be available for analysis in early 2001.

     In December 1997, we entered into an agreement with Medicadent, a French corporation ("Medicadent"), to market and sell PST in France. In August 1998, we entered into an agreement with H.A. Systems, Ltd. to market and sell PST in Israel. Medicadent commenced offering PST in France in June 1998, and H.A. Systems commenced offering PST in Israel in April 1999. No assurances can be made regarding the commercial acceptance of PST.

     The Company's executive offices are located at 135 Beaver Street, 2nd Floor, Waltham, Massachusetts 02452, and its telephone number is 781/398-0700. The Company was incorporated in Texas in 1986 and was re-incorporated in Delaware in March 2000. We maintain a website at www.ilgenetics.com. On February 28, 2001, the closing bid price of the common stock on The Nasdaq SmallCap Market was $2.3125 per share.

                                 USE OF PROCEEDS

     The shares to be sold pursuant to the Prospectus are owned by or may be issued pursuant to warrants held by shareholders of the Company. The Company will not receive any of the proceeds from the sale of these shares, although we may receive up to $2,202,544 upon exercise of the warrants. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

     The table below presents the following information about the number of shares of our common stock which are beneficially owned by the Selling
Shareholders: (i) the number of shares each Selling Shareholder beneficially owns as of February 1, 2001, (ii) the percentage of our outstanding shares of common stock that each Selling Shareholder beneficially owns prior to this offering, (iii) the number of shares that each Selling Shareholder is offering under this prospectus, (iv) the number of shares that each Selling Shareholder will beneficially own after the completion of this offering and (v) the percentage of our outstanding shares of common stock that each Selling Shareholder will beneficially own after the completion of the offering.


                                                  BENEFICIAL OWNERSHIP                          BENEFICIAL OWNERSHIP
                                                   BEFORE THE OFFERING                          AFTER THE OFFERING(1)
                                               --------------------------                     ------------------------
                                                NUMBER        PERCENTAGE     SHARES BEING      NUMBER       PERCENTAGE
              NAME                             OF SHARES      OF CLASS(2)       OFFERED       OF SHARES      OF CLASS
              ----                             ---------      -----------    ------------     ---------     ----------

The Tail Wind Fund Ltd.                        1,064,407(3)      5.1%           386,441(4)     677,966          3.3%
Special Situations Fund III L.P.                 990,000(5)      4.7%           990,000(5)         -0-            0
Special Situations Private Equity
Fund L.P                                         480,000(6)      2.3%           480,000(6)         -0-            0
Special Situations Cayman Fund L.P.              330,000(7)      1.6%           330,000(7)         -0-            0

--------------------------------------------------------------------------------


(1)  Assumes all shares of common stock offered hereby are sold.
(2) Based on 20,242,800 shares of common stock of the Company outstanding as of February 1, 2001.
(3) Includes 264,407 shares of common stock issuable upon exercise of a warrant.
(4) Includes 128,814 shares of common stock issuable upon exercise of a warrant.
(5) Includes 330,000 shares of common stock issuable upon exercise of a warrant.
(6) Includes 160,000 shares of common stock issuable upon exercise of a warrant.
(7) Includes 110,000 shares of common stock issuable upon exercise of a warrant.


     In January 2001 we completed a private placement pursuant to which 1,200,000 shares of our common stock were issued to three of the Selling Shareholders. In connection with this private placement, we issued warrants to purchase up to 600,000 shares of our common stock to these three Selling Shareholders. In addition, pursuant to the terms of a private placement we completed in December 2000, following the January 2001 private placement we issued an additional 257,627 shares of our common stock and a warrant to purchase up to 128,814 shares of our common stock to a Selling Shareholder. All of these shares are being offered hereby.

                              PLAN OF DISTRIBUTION

     All 2,186,441 shares of our common stock being registered hereby are being registered on behalf of the Selling Shareholders. We will receive no proceeds from this offering, although we may receive up to $2,202,544 upon exercise of the warrants held by the Selling Shareholders. As used herein, the term "Selling Shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock being offered hereby received from a Selling Shareholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this Prospectus. In addition, upon the company being notified by a Selling Shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     Each Selling Shareholder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Each Selling Shareholder may choose to sell shares of our common stock being offered hereby from time to time at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods:

     - a block trade in which the broker or dealer so engaged will attempt to sell shares of our common stock being offered hereby as agent but may position and resell a portion of the block as principal in order to facilitate the transaction,

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus,

     - an exchange distribution in accordance with the rules of an exchange, and

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     In connection with the sale of shares of our common stock being offered hereby, a Selling Shareholder may engage broker-dealers who in turn may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from a Selling Shareholder in amounts to be negotiated immediately prior to the sale. In addition, underwriters or agents may receive compensation from a Selling Shareholder or from purchasers of shares of our common stock being offered hereby for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they act as agents. Each Selling Shareholder, underwriters, brokers, dealers and agents that participate in the distribution of shares of our common stock being offered hereby may be deemed to be underwriters, and any discounts or commissions received by them from a Selling Shareholder and any profit on the resale of shares of our common stock being offered hereby by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of shares of our common stock being offered hereby is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of shares of our common stock being offered and the terms of the offering. Such supplement will also disclose the following information:

     -    the name or names of any underwriters, dealers or agents,

     - the purchase price paid by any underwriter for shares of our common stock purchased from a Selling Shareholder,

     - any discounts, commissions and other items constituting compensation from a Selling Shareholder and/or the Company, and

     - any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

     We have agreed to indemnify the Selling Shareholders in certain circumstances against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify the Company in certain circumstances against certain liabilities, including liabilities under the Securities Act.

     The Selling Shareholders also may resell all or a portion of shares of our common stock being offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of such Rule.

     The Selling Shareholders and any other persons participating in the sale or distribution of the shares of our common stock being registered hereby will be subject to the provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, to the extent applicable. The foregoing provisions may limit the timing of purchases and sales of any shares of our common stock by the Selling Shareholders or any other such person. This may affect the marketability of shares or our common stock. The Selling Shareholders also will comply with the applicable prospectus delivery requirements under the Securities Act in connection with the sale or distribution of the shares of our common stock hereunder.

     In order to comply with certain states' securities laws, if applicable, shares of our common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, shares of our common stock may not be sold unless these shares have been registered or qualified for sale in such state, unless an exemption from registration or qualification is available and is obtained.

     The Company will bear all out-of-pocket expenses incurred in connection with the registration of the resale of the shares of our common stock, including, without limitation, all registration and filing fees imposed by the Securities and Exchange Commission, The Nasdaq Stock Market, Inc. and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the fees and disbursements of the Company's outside counsel and independent public accountants. The Selling Shareholders will bear all underwriting discounts and commissions and transfer or other taxes.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under such Section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. Article Six of the Company's Certificate of Incorporation eliminates the liability of directors to the fullest extent permitted by the DGCL. The DGCL permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability.

     The Company also has a policy insuring its directors and officers against certain liabilities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon by Fulbright & Jaworski L.L.P., counsel to the Company.

                                     EXPERTS

     The consolidated financial statements included in the Company's Annual Report on Form 10-K for the years ended December 31, 1998, and 1999, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports. The consolidated Financial Statements for the year ended December 31, 1997, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Singer Lewak Greenbaum & Goldstein, L.L.P., as indicated in their report with respect thereto, are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                      ------------------------------------


                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information..................................................       2
Incorporation of Certain Documents by Reference........................       2
Special Note Regarding Forward-Looking
  Statements...........................................................       3
Risk Factors...........................................................       4
The Company............................................................      10
Use of Proceeds........................................................      10
Selling Shareholders...................................................      11
Plan of Distribution...................................................      12
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities..........................................................      13
Legal Matters..........................................................      14
Experts................................................................      14

================================================================================


================================================================================



                                2,186,441 SHARES



                           INTERLEUKIN GENETICS, INC.



                                  COMMON STOCK



                                   ----------


                               P R O S P E C T U S


                                 MARCH 5, 2001


                                   ----------


================================================================================

                                     PART II

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               The estimated expenses in connection with this offering are:

               Commission registration fee                            $1,279.07
               Legal fees and expenses*                                5,000.00
               Miscellaneous*                                            500.00
                                                                      ---------
               Total                                                  $6,779.07
                                                                      =========

               --------------------
               *  Estimated


               The Company has agreed to pay all the costs and expenses of this offering.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under such Section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of the Company's Certificate of Incorporation, as amended, eliminates the liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL. The DGCL permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability.

     The Company also has a policy insuring its directors and officers against certain liabilities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.       EXHIBITS.

Exhibit No.    Exhibit
-----------    -------

   5.1         Opinion of Fulbright & Jaworski L.L.P. regarding legality (filed herewith)

  23.1         Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1)

  23.2         Consent of Arthur Andersen LLP (filed herewith)

  23.3         Consent of Singer Lewak Greenbaum & Goldstein L.L.P. (filed herewith)

  24.1         Power of Attorney (included on signature page).

ITEM 17.       UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham and Commonwealth of Massachusetts the 5th day of March, 2001.


                                        INTERLEUKIN GENETICS, INC.


                                        By: /s/ Fenel M. Eloi
                                            ------------------------------------
                                            Fenel M. Eloi
                                            Chief Financial Officer, Secretary
                                             and Treasurer



                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Philip R. Reilly and Fenel M. Eloi, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                   TITLE                               DATE
---------                                   -----                               ----

/s/ Philip R. Reilly                        Chairman of the Board and           March 5, 2001
------------------------------------        Chief Executive Officer
Philip R. Reilly                            (Principal Executive Officer)

/s/ Kenneth S. Kornman                      President, Chief                    March 5, 2001
------------------------------------        Scientific Officer
Kenneth S. Kornman                          and a Director

/s/ Fenel M. Eloi                           Chief Financial Officer,            March 5, 2001
------------------------------------        Secretary and Treasurer
Fenel M. Eloi                               (Principal Financial and
                                            Accounting Officer)

/s/ Thomas A. Moore                         Director                            March 5, 2001
------------------------------------
Thomas A. Moore

/s/ Edward M. Blair, Jr.                    Director                            March 5, 2001
------------------------------------
Edward M. Blair, Jr.

/s/ Gary L. Croker                          Director                            March 5, 2001
------------------------------------
Gary L. Crocker

/s/ John Garofalo                           Director                            March 5, 2001
------------------------------------
John Garofalo

                                  EXHIBIT INDEX


EXHIBIT NO.                                            EXHIBIT                                               PAGE
----------                                             -------                                               ----

   5.1         Opinion of Fulbright & Jaworski L.L.P. (filed herewith)...................................... II-1

  23.1         Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1)............................ II-1

  23.2         Consent of Arthur Andersen LLP (filed herewith).............................................. II-6

  23.3         Consent of Singer Lewak Greenbaum & Goldstein L.L.P. (filed herewith) ....................... II-1

  24.1         Power of Attorney (included on signature page)............................................... II-3